Exhibit 99.1

At Home Appoints John Butcher to Board of Directors

Allen Questrom to Retire from Board Immediately Prior to the 2020 Annual Meeting

PLANO, Texas, February 26, 2020 -- At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced the appointment of John Butcher to serve as an independent member of its board of directors, effective February 24, 2020. Mr. Butcher currently serves as President and Chief Executive Officer of Caribou Coffee Company, Inc.

Mr. Butcher has more than two decades of experience in the retail industry and a strong reputation of building brands and transforming in-store and online experiences for customers. He has deep merchandising expertise, including a background in design and sourcing. Mr. Butcher will serve as a member of the company’s Nominating and Corporate Governance Committee and will hold office until the annual meeting of stockholders to be held in 2021.

“John brings decades of in-depth retail expertise that will provide valuable perspective as we continue to elevate our merchandising efforts, deliver a dynamic self-help shopping experience for customers and drive long-term financial performance,” said Lee Bird, Chairman and Chief Executive Officer of At Home. “We are pleased to welcome John to our board of directors.”

Mr. Butcher is President and Chief Executive Officer of Caribou Coffee Company, Inc., a privately held specialty coffee and espresso retailer which offers a variety of premium and gourmet coffees, iced coffees and teas in more than 700 domestic and international locations. He joined Caribou Coffee Company, Inc. in June 2017 as President and was promoted to Chief Executive Officer in January 2019.

Prior to joining Caribou Coffee Company, Inc., Mr. Butcher amassed over 20 years of leadership and merchandising experience at Target Corporation where he developed a passion for building brands. He most recently served as Senior Vice President of Target Corporation’s Beauty Division while concurrently running DermStore Beauty, Target Corporation’s only pure-play online company. Mr. Butcher is a graduate of Indiana University and has been a leader on the Kelley School of Business Dean’s Advisory Council. He currently serves as a board member for the Minnesota Twins and has previously served as Board Chair for the Stages Theatre Company in Minnesota.

At Home also announced that Allen Questrom has decided not to seek reelection to the company’s board. Mr. Questrom will retire from his eight-year tenure on At Home’s board effective immediately prior to the 2020 annual meeting of stockholders.

Mr. Bird continued, “On behalf of the entire board, I also want to thank Allen for the countless contributions during his service. As our longest-standing independent board member, he has provided invaluable insight and guidance that has helped shape our business and positioned us well for the future.”

About At Home Group Inc.

At Home (NYSE: HOME), the home décor superstore, offers more than 50,000 on-trend home products to fit any budget or style, from furniture, mirrors, rugs, art and housewares to tabletop, patio and seasonal décor. At Home is headquartered in Plano, Texas, and currently operates 218 stores in 39 states.

Investor Relations:

At Home

Arvind Bhatia, CFA / Bethany Johns

972.265.1299 / 972.265.1326

InvestorRelations@AtHome.com

Edelman
Stacy Turnof
212.277.3797
HOME@Edelman.com

Media:
Edelman

Noelle Amos / Nicole Briguet

415.486.3231 / 212.704.8164

HOME@Edelman.com

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